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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Enterasys Networks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-83991, 333-66774, and 333-103587) on Form S-8 of Enterasys Networks,
Inc. of our report dated February 10, 2004, with respect to the consolidated balance sheets of Enterasys Networks, Inc. and subsidiaries as of January 3, 2004 and December 28, 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity, and cash flows for the years ended January 3, 2004 and December 28, 2002, and for the ten-months ended December 29, 2001, which report appears in the January 3, 2004 annual report on Form 10-K of Enterasys Networks, Inc.

Our audit report refers to a change in the method of accounting for goodwill and other intangible assets. Our audit report also refers to a change in the method of accounting for derivative financial instruments and hedging activities.

/s/ KPMG LLP

Boston, Massachusetts
March 15, 2004